Filed Pursuant to Rule 424(b)(3)

File Nos. 333-215074 and 811-23221

FS CREDIT INCOME FUND

Supplement dated October 22, 2024

to

Prospectus dated March 1, 2024

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Income Fund (the “Fund”), dated March 1, 2024 (as may be supplemented and amended, the “Prospectus”). Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 40 of the Prospectus before you decide to invest in the Fund’s Shares.

On September 30, 2024, the Fund and FS Credit Income Advisor, LLC (“FS Credit Income Advisor”) received notice from GoldenTree Asset Management Credit Advisor LLC, the investment sub-adviser to the Fund, that it is resigning in its capacity as investment sub-adviser to the Fund and terminating the Investment Sub-Advisory Agreement, effective as of the close of business on November 30, 2024 (the “Termination Date”). FS Credit Income Advisor will continue to serve as investment adviser to the Fund and oversee the management of the Fund’s activities after the Termination Date. In addition, effective immediately and until the close of business on the Termination Date, FS Credit Income Advisor and GoldenTree Asset Management Credit Advisor LLC will coordinate to make investment decisions for the Fund’s portfolio. As of the close of business on the Termination Date, FS Credit Income Advisor will make all investment decisions for the Fund’s portfolio. The Fund’s investment objective and investment opportunities and strategies will not change as a result of this transition. In addition, effective as of the close of business on the Termination Date, FS Credit Income Advisor’s investment committee will be comprised of three members: Andrew Beckman, Nicholas Heilbut and Robert Hoffman. As a result of the foregoing, effective as of the close of business on the Termination Date, all references to Michael Kelly, James Beach and Kenneth Miller are hereby removed.

The Board of Trustees (the “Board”) has also approved a change to the Fund’s contractual management fee rate. As of December 1, 2024, a permanent reduction of the contractual management fee rate that the Fund pays to FS Credit Income Advisor, under the Fund’s investment advisory agreement (the “Investment Advisory Agreement”), from an annual rate of 1.60% of the average daily value of the Fund’s gross assets to an annual rate of 1.00% of the average daily value of the Fund’s gross assets will become effective. In addition, FS Credit Income Advisor has contractually agreed for the period from December 1, 2024 through December 31, 2025, to waive the management fee to which it is entitled under the Investment Advisory Agreement so that the fee received equals 0.00% of the average daily value of the Fund’s gross assets. The contractual management fee waiver becomes effective as of December 1, 2024 and will continue in effect until December 31, 2025.

The Board has also approved an increase of the upcoming November quarterly repurchase offer from 5% to up to 25% of the Fund’s outstanding shares. Shareholders will be notified in writing about such repurchase offer, how they may request that the Fund repurchase their shares and the date the repurchase offer ends. There is no guarantee that shareholders will be able to sell all of the shares they desire to sell in a quarterly repurchase offer.

Finally, FS Investments (“FS”) has notified the Fund that it will invest $25 million in the Fund.  FS Credit Income Advisor expects that affiliates of FS will invest an additional $25 million in the Fund directly or through customary financing arrangements. FS Credit Income Advisor expects that such amounts will be invested in the Fund over time commencing in the first quarter of 2025 and will provide the Fund with capital for investments, redemption requests and other purposes.

Effective as of the close of business on the Termination Date, the language under the heading entitled “Investment Adviser” on the cover page of the Prospectus is removed in its entirety and replaced with the following:

The investment adviser to the Fund is FS Credit Income Advisor, LLC (“FS Credit Income Advisor”), a private investment firm that is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). FS Credit Income Advisor oversees the management of the Fund’s activities and makes all investment decisions for the Fund’s portfolio. FS Credit Income Advisor is a subsidiary of FS Investments (formerly Franklin Square Capital Partners), a national sponsor of alternative investment funds designed for the individual investor.

Effective as of the close of business on the Termination Date, the language under the first paragraph of the section entitled “Summary of Terms—The Adviser” of the Prospectus is removed in its entirety and replaced with the following:

FS Credit Income Advisor, LLC (“FS Credit Income Advisor”) serves as the Fund’s investment adviser. FS Credit Income Advisor is registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and oversees the management of the Fund’s activities. FS Credit Income Advisor is responsible for making all investment decisions for the Fund’s portfolio.

Effective December 1, 2024, the language under the section entitled “Summary of Terms—Management Fee” of the Prospectus is removed in its entirety and replaced with the following:

Under the Fund’s Investment Advisory Agreement (the “Investment Advisory Agreement”), FS Credit Income Advisor is entitled to a management fee, calculated and payable quarterly in arrears, at the annual rate of 1.00% of the average daily value of the Fund’s gross assets (the “Management Fee”). In addition, FS Credit Income Advisor has contractually agreed for the period from December 1, 2024 through December 31, 2025, to waive the management fee to which it is entitled under the Investment Advisory Agreement so that the fee received equals 0.00% of the average daily value of the Fund’s gross assets. The Management Fee may or may not be taken in whole or in part at the discretion of FS Credit Income Advisor. All or any part of the Management Fee not taken as to any quarter will be deferred without interest and may be taken in any such other quarter as FS Credit Income Advisor may determine. The Management Fee for any partial quarter will be appropriately prorated.

Effective December 1, 2024, the section entitled “SUMMARY OF FEES AND EXPENSES” of the Prospectus is removed in its entirety and replaced with the following:

SUMMARY OF FEES AND EXPENSES

The following table illustrates the aggregate fees and expenses that the Fund expects to incur and that holders of Shares can expect to bear directly or indirectly, including the Fund’s annual use of leverage assuming the Fund borrows 20% of its average net assets during the following twelve months.

Shareholder Fees	Class A	Class I	Class L	Class M	Class T	Class U		Class U-2
Maximum Sales Load Imposed on Purchases (as a percentage of offering price)	5.75%	None	3.50%	None	3.50%	None	(2)	2.50%
Maximum Deferred Sales Load (as a percentage of offering price or repurchase proceeds, whichever is lower)	None	None	None	None	None	None		1.00	%(3)
Annual Fund Expenses(1) (as a percentage of average net assets attributable to Shares)(4)
Management Fee(5)	1.20%	1.20%	1.20%	1.20%	1.20%	1.20%	1.20%
Interest Payments on Borrowed Funds(6)	1.19%	1.19%	1.19%	1.19%	1.19%	1.19%	1.19%
Other Expenses
Shareholder Servicing Fee(7)	0.25%	None	0.25%	None	0.25%	None	0.25%
Distribution Fee(7)	None	None	0.25%	0.25%	0.25%	0.75%	0.50%
Remaining Other Expenses(8)	0.47%	0.47%	0.47%	0.47%	0.47%	0.47%	0.47%
Total Annual Fund Operating Expenses	3.11%	2.86%	3.36%	3.11%	3.36%	3.61%	3.61%
Fee Waiver and/or Expense Reimbursement(9)	(1.42)%	(1.42)%	(1.42)%	(1.42)%	(1.42)%	(1.42)%	(1.42)%
Total Annual Fund Operating Expenses (after fee waiver and/or expense reimbursement)(10)	1.69%	1.44%	1.94%	1.69%	1.94%	2.19%	2.19%

(1)	The expense information has been restated to reflect current fees.

(2)	While neither the Fund nor the distributor imposes an initial sales charge on Class U Shares, if you buy Class U Shares through certain Financial Intermediaries, they may directly charge you transaction or other fees in such amounts as they may determine. Please consult your Financial Intermediary for additional information.

(3)	For purchases made prior to March 1, 2024, a contingent deferred sales charge (“CDSC”) of 1.50% may be assessed on Class U-2 Shares purchased without a sales charge if they are repurchased before the first day of the month of the one-year anniversary of the purchase. For purchases made on or after March 1, 2024, a CDSC of 1.00% may be assessed on Class U-2 Shares purchased without a sales charge if they are repurchased before the first day of the month of the 18-month anniversary of the purchase.

(4)	Amount assumes that the Fund sells $85.0 million and redeems $290.7 million worth of Shares during the following twelve months, resulting in estimated average net assets of $605.2 million. That amount also assumes that the Fund borrows funds equal to 20% of its average net assets during such period. Actual expenses will depend on the number of Shares the Fund sells in this Offering, the number of Shares redeemed, and the amount of leverage the Fund employs, if any. There can be no assurance that the Fund will sell $85.0 million or redeem $290.7 million worth of Shares during the following twelve months.

The following table illustrates the aggregate fees and expenses that the Fund expects to incur and that holders of Shares can expect to bear directly or indirectly without the Fund’s annual use of leverage.

	Class A	Class I	Class L	Class M	Class T	Class U	Class U-2
Annual Fund Expenses (as a percentage of average net assets attributable to Shares)
Management	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%	1.00%
Other Expenses
Shareholder Servicing Fee	0.25%	None	0.25%	None	0.25%	None	0.25%
Distribution Fee	None	None	0.25%	0.25%	0.25%	0.75%	0.50%
Remaining Other Expenses	0.47%	0.47%	0.47%	0.47%	0.47%	0.47%	0.47%
Total Annual Fund Operating Expenses	1.72%	1.47%	1.97%	1.72%	1.97%	2.22%	2.22%
Fee Waiver and/or Expense Reimbursement	(1.22)%	(1.22)%	(1.22)%	(1.22)%	(1.22)%	(1.22)%	(1.22)%
Total Annual Fund Operating Expenses (after fee waiver and/or expense reimbursement)	0.50%	0.25%	0.75%	0.50%	0.75%	1.00%	1.00%

(5)	The Management Fee is calculated and payable quarterly in arrears at the annual rate of 1.00% of the average daily value of the Fund’s gross assets. The management fee shown in the table above is higher than the contractual rate because the management fee in the table is required to be calculated as a percentage of average net assets, rather than gross assets. Because the Management Fee is based on the Fund’s average daily gross assets, the Fund’s use of leverage, if any, will increase the Management Fee paid to FS Credit Income Advisor.

(6)	Includes estimated interest expenses associated with the Fund’s expected use of leverage at an assumed annual interest rate equal to 5.93%, which is subject to change based on market conditions. These amounts represent both interest payments on debt that the Fund issues and on which it is the borrower.

(7)	Class A Shares, Class L Shares, Class T Shares and Class U-2 Shares are subject to a monthly shareholder servicing fee at an annual rate of up to 0.25% of the average daily net assets of the Fund attributable to the respective share class. The Class L Shares, Class M Shares and Class T Shares pay to the Distributor a Distribution Fee that accrues at an annual rate equal to 0.25% of the average daily net assets of the Fund attributable to the respective share class and is payable on a monthly basis. Class U Shares pay to the Distributor a Distribution Fee that accrues at an annual rate equal to 0.75% of the average daily net assets of the Fund attributable to this share class and is payable on a monthly basis. Class U-2 Shares pay to the Distributor a Distribution Fee that accrues at an annual rate equal to 0.50% of the average daily net assets of the Fund attributable to this share class and is payable on a monthly basis. See “Plan of Distribution.” Although Shares issued pursuant to the DRP will not be subject to any sales load, such Shares will be subject to the shareholder servicing fee and Distribution Fee, as applicable.

(8)	Other expenses include accounting, legal and auditing fees of the Fund, as well as the fees payable to Trustees who do not also serve in an executive officer capacity for the Fund or FS Credit Income Advisor. The amount presented in the table estimates the amounts the Fund expects to pay during the following twelve months, assuming the Fund redeems the net amount of $205.7 million during such time and the Fund borrows approximately 20% of its average net assets during such period. If the net amount redeemed is lower during such period, all else being equal, other expenses would be lower as a percentage of average net assets attributable to Shares.

(9)	FS Credit Income Advisor has entered into a Waiver of Management Fee Letter with the Fund, whereby, for the period from December 1, 2024 through December 31, 2025, FS Credit Income Advisor has agreed to waive the management fee to which it is entitled under the Investment Advisory Agreement so that the fee received equals 0.00% of the average daily value of the Fund’s gross assets.

(10)	Pursuant to the Expense Limitation Agreement under which FS Credit Income Advisor has agreed to pay or waive, on a quarterly basis, the “ordinary operating expenses” (as defined below) of the Fund to the extent that such expenses exceed 0.25% per annum of the Fund’s average daily net assets attributable to the applicable class of Shares. The Expense Limitation may be adjusted for other classes of Shares to account for class-specific expenses. In consideration of FS Credit Income Advisor’s agreement to limit the Fund’s expenses, the Fund has agreed to repay FS Credit Income Advisor in the amount of any Fund expenses paid or waived, subject to the limitations that: (1) the reimbursement for expenses will be made only if payable not more than three years following the time such payment or waiver was made; and (2) the reimbursement may not be made if it would cause the Fund’s then-current expense limitation, if any, and the expense limitation that was in effect at the time when FS Credit Income Advisor waived or reimbursed the ordinary operating expenses that are the subject of the repayment, to be exceeded. The Expense Limitation Agreement will continue indefinitely until terminated by the Board on written notice to FS Credit Income Advisor. The Expense Limitation Agreement may not be terminated by FS Credit Income Advisor. For the purposes of the Expense Limitation Agreement, “ordinary operating expenses” for a class of Shares consist of all ordinary expenses of the Fund attributable to such class, including administration fees, transfer agent fees, fees paid to the Fund’s trustees, legal expenses relating to the Fund’s registration statements (and any amendments or supplements thereto) and other filings with the SEC, administrative services expenses, and related costs associated with legal, regulatory compliance and investor relations, but excluding the following: (a) investment advisory fees, (b) portfolio transaction and other investment-related costs (including brokerage commissions, dealer and underwriter spreads, commitment fees on leverage facilities, prime broker fees and expenses, and dividend expenses related to short sales), (c) interest expense and other financing costs, (d) taxes, (e) distribution or shareholder servicing fees and (f) extraordinary expenses.

The Fees and Fund Expenses Table describes the fees and expenses that you may pay if you buy and hold Shares of the Fund. More information about discounts that may apply to purchases of Class A Shares, Class L Shares, Class T Shares and Class U-2 Shares is available from your financial professional and in “Plan of Distribution” starting on page 121 of this prospectus. More information about the Management Fees, fee waivers and other expenses is available in “Management of the Fund” starting on page 90 of this prospectus.

Examples:

The following examples demonstrate the projected dollar amount of total expenses that would be incurred over various periods with respect to a $1,000 investment assuming the Fund’s direct and indirect annual operating expenses would remain at the percentage levels set forth in the table above (assuming the Fund borrows an amount equal to 20% of its average net assets) and Shares earn a 5.0% annual return:

Share Class	1 Year	3 Years	5 Years	10 Years
Class A	$74	$131	$191	$352
Class I	$15	$71	$129	$288
Class L	$54	$118	$184	$360
Class M	$17	$78	$142	$313
Class T	$54	$118	$184	$360
Class U	$22	$93	$166	$360
Class U-2	$57	$116	$187	$376

The examples and the expenses in the tables above should not be considered a representation of the Fund’s future expenses, and actual expenses may be greater or less than those shown. You may also be required to pay transaction or other fees directly to your Financial Intermediary on purchases of Class U Shares of the Fund, which are not reflected in the example. While the examples assume a 5.0% annual return, as required by the SEC, the Fund’s performance will vary and may result in a return greater or less than 5.0%. In addition, the examples assume reinvestment of all distributions pursuant to the DRP. If Shareholders request repurchase proceeds be paid by wire transfer, such Shareholders may be assessed an outgoing wire transfer fee at prevailing rates charged by DST. If a Shareholder requests an expedited payment by wire transfer, the applicable outgoing wire transfer fee may be deducted from the Shareholder’s repurchase proceeds. For a more complete description of the various fees and expenses borne directly and indirectly by the Fund, see “Fund Expenses,” “Management Fees” and “Plan of Distribution.”

Effective immediately, the second paragraph under the section entitled “Types of Investments and Related Risks—Risks Relating to the Fund’s Investment Program—Restrictions on Entering into Affiliated Transactions” of the Prospectus is removed in its entirety and replaced with the following:

In addition, the Fund is not permitted to co-invest with certain entities affiliated with FS Credit Income Advisor in certain transactions originated by FS Credit Income Advisor or its respective affiliates unless it has obtained an exemptive order from the SEC or co-invests alongside FS Credit Income Advisor or its respective affiliates in accordance with existing regulatory guidance and the allocation policies of FS Credit Income Advisor and its respective affiliates, as applicable. The Fund intends to seek exemptive relief from the provisions of section 17(d) of the 1940 Act to invest in certain investment transactions alongside other funds managed by FS Credit Income Advisor or its respective affiliates, subject to certain conditions. FS Credit Income Advisor will not cause the Fund to engage in certain investments alongside affiliates unless the Fund has received such exemptive relief or unless such investments are not prohibited by Section 17(d) of the 1940 Act. There can be no assurance that the Fund will obtain such exemptive relief.

Effective as of the close of business on the Termination Date, the second paragraph under the section entitled “THE FUND” of the Prospectus is removed in its entirety and replaced with the following:

FS Credit Income Advisor is the investment adviser to the Fund. FS Credit Income Advisor oversees the management of the Fund’s activities and makes all investment decisions for the Fund’s portfolio. See “The Adviser.” Responsibility for monitoring and overseeing the Fund’s management and operation is vested in the individuals who serve on the Board. See “Management of the Fund.”

Effective as of the close of business on the Termination Date, the second sentence of the first paragraph under the section entitled “Management of the Fund—Investment Personnel” of the Prospectus is removed in its entirety and replaced with the following:

The members of FS Credit Income Advisor’s investment committee are Andrew Beckman, Nicholas Heilbut and Robert Hoffman.

Effective as of the close of business on the Termination Date, the following is added under the section entitled “Management of the Fund—Investment Personnel” of the Prospectus:

Andrew Beckman serves as Head of Global Credit at FS Investments and serves as the Portfolio Manager for FS Credit Opportunities Corp., FS Tactical Opportunities Fund and FS Specialty Lending Fund. Previously, Mr. Beckman was a Partner and Head of Corporate Credit and Special Situations at DW Partners, a $3 billion alternative credit manager. Prior to joining DW Partners, he built and managed Magnetar Capital’s event-driven credit business and served as Head of Event Credit and Head of its Credit Opportunities Fund. Before this, he was a Managing Director and Co-Head of Goldman Sachs’ Special Situations Multi-Strategy Investing Group. Earlier in his career, he worked at Investcorp International in its North American private equity business and at Salomon Smith Barney in the Investment Bank’s Mergers and Acquisitions Group. Mr. Beckman graduated magna cum laude from the University of Pennsylvania’s Wharton School of Business, earning a BS in Economics with a concentration in Finance and Management.

Nicholas Heilbut serves as a Managing Director for FS Investments and serves as a Portfolio Manager and Director of Research for FS Credit Opportunities Corp., FS Tactical Opportunities Fund and FS Specialty Lending Fund. Previously Mr. Heilbut was a Managing Director at DW Partners where he focused on investments in stressed and distressed debt. From 2012–2016, Mr. Heilbut served as the Head of Research for Magnetar’s Event Credit business and the Magnetar Credit Opportunities Fund. He was also a member of the Event Driven Investment Committee. Prior to joining Magnetar, Mr. Heilbut worked at Serengeti Asset Management where he was responsible for the firm’s investments in financial institutions, health care, media and sovereign debt. Mr. Heilbut joined Serengeti from Goldman Sachs where he was a Vice President in the firm’s Special Situations Group’s Multi Strategy Investing business, where he invested in multiple asset classes including public corporate credit and equities, private corporate credit and equities, drug royalties and distressed financial assets. Mr. Heilbut began his career as an associate in Donaldson, Lufkin & Jenrette’s mortgage department. Mr. Heilbut earned a BA in History (Phi Beta Kappa) from the University of Michigan and a MBA from Columbia Business School.

Effective December 1, 2024, the language under the section entitled “Management FeeS—Management Fee” of the Prospectus is removed in its entirety and replaced with the following:

Under the Investment Advisory Agreement, FS Credit Income Advisor is entitled to a Management Fee, calculated and payable quarterly in arrears, at the annual rate of 1.00% of the average daily value of the Fund’s gross assets. In addition, FS Credit Income Advisor has contractually agreed for the period from December 1, 2024 through December 31, 2025, to waive the management fee to which it is entitled under the Investment Advisory Agreement so that the fee received equals 0.00% of the average daily value of the Fund’s gross assets. The Management Fee may or may not be taken in whole or in part at the discretion of FS Credit Income Advisor. All or any part of the Management Fee not taken as to any quarter will be deferred without interest and may be taken in any such other quarter as FS Credit Income Advisor may determine. The Management Fee for any partial quarter will be appropriately prorated.

Effective immediately, the language under the fourteenth bullet point under the section entitled “COnflicts of Interest” of the Prospectus is removed in its entirety and replaced with the following:

To the extent permitted by the 1940 Act and interpretations of the staff of the SEC, and subject to the allocation policies of FS Credit Income Advisor and any of its respective affiliates, as applicable, FS Credit Income Advisor and any of its respective affiliates may deem it appropriate for the Fund and one or more other investment accounts managed by FS Credit Income Advisor or any of its respective affiliates to participate in an investment opportunity. The Fund intends to seek exemptive relief from the provisions of section 17(d) of the 1940 Act to invest in certain investment transactions alongside other funds managed by FS Credit Income Advisor or its respective affiliates, subject to certain conditions. FS Credit Income Advisor will not cause the Fund to engage in certain investments alongside affiliates unless the Fund has received such exemptive relief or unless such investments are not prohibited by Section 17(d) of the 1940 Act. There can be no assurance that the Fund will obtain such exemptive relief. Any of these co-investment opportunities may give rise to conflicts of interest or perceived conflicts of interest among the Fund and the other participating accounts. To mitigate these conflicts, FS Credit Income Advisor will seek to execute such transactions for all of the participating investment accounts, including the Fund, on a fair and equitable basis and in accordance with their respective allocation policies, taking into account such factors as the relative amounts of capital available for new investments and the investment programs and portfolio positions of the Fund, the clients for which participation is appropriate and any other factors deemed appropriate; and

Please retain this supplement with the Prospectus for future reference.

Filed Pursuant to Rule 424(b)(3)

File Nos. 333-215074 and 811-23221

FS CREDIT INCOME FUND

Supplement dated October 22, 2024

to

Statement of Additional Information dated March 1, 2024

This supplement contains information which amends, supplements or modifies certain information contained in the Statement of Additional Information of FS Credit Income Fund (the “Fund”), dated March 1, 2024 (as may be supplemented and amended, the “SAI”). Capitalized terms used in this supplement have the same meanings as in the SAI, unless otherwise stated herein.

You should carefully consider the “Types of Investments and Related Risks” beginning on page 40 of the Prospectus before you decide to invest in the Fund’s Shares.

On September 30, 2024, the Fund and FS Credit Income Advisor, LLC (“FS Credit Income Advisor”) received notice from GoldenTree Asset Management Credit Advisor LLC, the investment sub-adviser to the Fund, that it is resigning in its capacity as investment sub-adviser to the Fund and terminating the Investment Sub-Advisory Agreement, effective as of the close of business on November 30, 2024 (the “Termination Date”). FS Credit Income Advisor will continue to serve as investment adviser to the Fund and oversee the management of the Fund’s activities after the Termination Date. In addition, effective immediately and until the close of business on the Termination Date, FS Credit Income Advisor and GoldenTree Asset Management Credit Advisor LLC will coordinate to make investment decisions for the Fund’s portfolio. As of the close of business on the Termination Date, FS Credit Income Advisor will make all investment decisions for the Fund’s portfolio. The Fund’s investment objective and investment opportunities and strategies will not change as a result of this transition. In addition, effective as of the close of business on the Termination Date, FS Credit Income Advisor’s investment committee will be comprised of three members: Andrew Beckman, Nicholas Heilbut and Robert Hoffman. As a result of the foregoing, effective as of the close of business on the Termination Date, all references to Michael Kelly, James Beach and Kenneth Miller are hereby removed.

The Board of Trustees (the “Board”) has also approved a change to the Fund’s contractual management fee rate. As of December 1, 2024, a permanent reduction of the contractual management fee rate that the Fund pays to FS Credit Income Advisor, under the Fund’s investment advisory agreement (the “Investment Advisory Agreement”), from an annual rate of 1.60% of the average daily value of the Fund’s gross assets to an annual rate of 1.00% of the average daily value of the Fund’s gross assets will become effective. In addition, FS Credit Income Advisor has contractually agreed for the period from December 1, 2024 through December 31, 2025, to waive the management fee to which it is entitled under the Investment Advisory Agreement so that the fee received equals 0.00% of the average daily value of the Fund’s gross assets. The contractual management fee waiver becomes effective as of December 1, 2024 and will continue in effect until December 31, 2025.

The Board has also approved an increase of the upcoming November quarterly repurchase offer from 5% to up to 25% of the Fund’s outstanding shares. Shareholders will be notified in writing about such repurchase offer, how they may request that the Fund repurchase their shares and the date the repurchase offer ends. There is no guarantee that shareholders will be able to sell all of the shares they desire to sell in a quarterly repurchase offer.

Finally, FS Investments (“FS”) has notified the Fund that it will invest $25 million in the Fund.  FS Credit Income Advisor expects that affiliates of FS will invest an additional $25 million in the Fund directly or through customary financing arrangements. FS Credit Income Advisor expects that such amounts will be invested in the Fund over time commencing in the first quarter of 2025 and will provide the Fund with capital for investments, redemption requests and other purposes.

Effective December 1, 2024, the third paragraph under the section entitled “Management of the Fund—The Adviser” of the SAI is removed in its entirety and replaced with the following:

Under the Investment Advisory Agreement, FS Credit Income Advisor is entitled to a management fee, calculated and payable quarterly in arrears, at the annual rate of 1.00% of the average daily value of the Fund’s gross assets (the “Management Fee”). In addition, FS Credit Income Advisor has contractually agreed for the period from December 1, 2024 through December 31, 2025, to waive the management fee to which it is entitled under the Investment Advisory Agreement so that the fee received equals 0.00% of the average daily value of the Fund’s gross assets. The Management Fee may or may not be taken in whole or in part at the discretion of FS Credit Income Advisor. All or any part of the Management Fee not taken as to any quarter will be deferred without interest and may be taken in any such other quarter as FS Credit Income Advisor may determine. The Management Fee for any partial quarter will be appropriately prorated.

Effective as of the close of business on the Termination Date, the section entitled “Management of the Fund—Portfolio Management—Other Accounts Managed by Portfolio Managers” of the SAI is removed in its entirety and replaced with the following:

Portfolio Management

Other Accounts Managed by Portfolio Managers

The portfolio managers primarily responsible for the day-to-day management of the Fund also manage other registered investment companies, other pooled investment vehicles and other accounts, as indicated below. The following table identifies, as of June 30, 2024: (i) the number of other registered investment companies, other pooled investment vehicles and other accounts managed by each portfolio manager; (ii) the total assets of such companies, vehicles and accounts; and (iii) the number and total assets of such companies, vehicles and accounts that are subject to an advisory fee based on performance, unless otherwise noted:

	Number of Accounts	Assets of Accounts (in thousands)	Number of Accounts Subject to a Performance Fee	Assets Subject to a Performance Fee (in thousands)
Andrew Beckman
Registered Investment Companies	1	$2,143,712	1	$2,143,712
Other Pooled Investment Vehicles	4	$2,861,430	4	$2,861,430
Other Accounts	7	$1,654,849	4	$1,399,113
Nicholas Heilbut
Registered Investment Companies	1	$2,143,712	1	$2,143,712
Other Pooled Investment Vehicles	4	$2,861,430	4	$2,861,430
Other Accounts	7	$1,654,849	4	$1,399,113
Robert Hoffman
Registered Investment Companies	1	$2,143,712	1	$2,143,712
Other Pooled Investment Vehicles	1	$2,153,529	1	$2,153,529
Other Accounts	—	—	—	—

Effective as of the close of business on the Termination Date, the section entitled “Management of the Fund—Portfolio Management—Securities Ownership of Portfolio Managers” of the SAI is removed in its entirety and replaced with the following:

Securities Ownership of Portfolio Managers

The following table shows the dollar range of equity securities in the Fund beneficially owned by each portfolio manager as of October 15, 2024 based on the NAV per Class I Share of $12.59 on October 15, 2024, unless otherwise noted.

Name of Investment Committee Member	Dollar Range of Equity Securities in the Fund(1)
Andrew Beckman	None
Nicholas Heilbut	None
Robert Hoffman	$1 – $10,000

(1)	Dollar ranges are as follows: None, $1 – $10,000, $10,001 – $50,000, $50,001 – $100,000, $100,001 – $500,000, $500,001 – $1,000,000 or Over $1,000,000.

Effective immediately, the fourteenth bullet point under the section entitled “Management of the Fund—Conflicts of Interest” of the SAI is removed in its entirety and replaced with the following:

To the extent permitted by the 1940 Act and interpretations of the staff of the SEC, and subject to the allocation policies of FS Credit Income Advisor and any of its respective affiliates, as applicable, FS Credit Income Advisor and any of its respective affiliates may deem it appropriate for the Fund and one or more other investment accounts managed by FS Credit Income Advisor or any of its respective affiliates to participate in an investment opportunity. The Fund intends to seek exemptive relief from the provisions of section 17(d) of the 1940 Act to invest in certain investment transactions alongside other funds managed by FS Credit Income Advisor or its respective affiliates, subject to certain conditions. FS Credit Income Advisor will not cause the Fund to engage in certain investments alongside affiliates unless the Fund has received such exemptive relief or unless such investments are not prohibited by Section 17(d) of the 1940 Act. There can be no assurance that the Fund will obtain such exemptive relief. Any of these co-investment opportunities may give rise to conflicts of interest or perceived conflicts of interest among the Fund and the other participating accounts. To mitigate these conflicts, FS Credit Income Advisor will seek to execute such transactions for all of the participating investment accounts, including the Fund, on a fair and equitable basis and in accordance with their respective allocation policies, taking into account such factors as the relative amounts of capital available for new investments and the investment programs and portfolio positions of the Fund, the clients for which participation is appropriate and any other factors deemed appropriate; and

Please retain this supplement with the SAI for further reference.